Exhibit 99.1
hhgregg announces resignation of its CFO and appointment of an interim CFO
Indianapolis, Indiana-(December 26, 2013)-Indianapolis-based appliance and electronics retailer, hhgregg Inc. (NYSE:HGG) today announced that the Board of Directors (the “Board”) of hhgregg, Inc. (the “Company”) has accepted the resignation of Jeremy J. Aguilar as the Chief Financial Officer (Principal Financial and Accounting Officer) and Secretary of the Company, effective January 31, 2014. Mr. Aguilar is leaving to pursue a similar role at another Company.
Dennis May, President and CEO of hhgregg, stated, “I would like to thank Jeremy for his leadership and many contributions to hhgregg over the past eight years. Jeremy has been an instrumental member of our leadership team and helped support the growth of the Company’s store base as we work toward becoming a national retailer. We are fortunate to be making this transition with a deep and experienced finance team in place.”
The Board of Directors also announced that it will commence a search for a new Chief Financial Officer. In the interim, Andrew S. Giesler, Senior Vice President, Finance, has been appointed by the Board to serve as interim Chief Financial Officer (Principal Financial and Accounting Officer) and Secretary effective January 31, 2014 until a new Chief Financial Officer and Secretary is appointed. Mr. Giesler, 36, has served the Company in several roles since joining the Company in May 2007, including Senior Vice President, Finance, Vice President, Finance, Vice President, Controller and Director of Finance and Investor Relations.
Mr. May commented, “Andy Giesler is a talented and experienced finance executive and I am confident he will lead the transition effectively. The Company continues to pursue its key business strategies and Andy has been and will continue to be an important part of my team.”
About hhgregg
hhgregg is a specialty retailer of home appliances, televisions, computers, tablets, wireless devices, consumer electronics, home furniture, mattresses, fitness equipment and related services operating under the name hhgregg™. hhgregg currently operates 228 stores in Alabama, Delaware, Florida, Georgia, Illinois, Indiana, Kentucky, Louisiana, Maryland, Mississippi, Missouri, New Jersey, North Carolina, Ohio, Pennsylvania, South Carolina, Tennessee, Virginia, West Virginia, and Wisconsin.